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                                                                    EXHIBIT 99.3

                         Amendment dated May 15, 2003 to
           Amended and Restated Non-U.S. Employee Stock Purchase Plan


                                    AMENDMENT
                                       TO
                                  EMBREX, INC.
           AMENDED AND RESTATED NON-U.S. EMPLOYEE STOCK PURCHASE PLAN


       THIS AMENDMENT to the Embrex, Inc. Amended and Restated Non-U.S. Employee Stock Purchase Plan (the "Plan") is made effective as of the 15th day of May 2003.

       WHEREAS, the Plan was previously amended and restated in July 2000 and further amended in February 2003;

       WHEREAS, the Board of Directors of Embrex, Inc. (the "Company") has determined that it would be in the best interests of the Company and its shareholders to further amend the Plan;

       WHEREAS, on February 6, 2003, the Board of Directors approved, subject to the approval of the Company's shareholders, an amendment to the Plan as set forth below;

       WHEREAS, on May 15, 2003, at the Company's Annual Meeting of Shareholders, shareholders approved amendments to the Plan and the Company's Amended and Restated Employee Stock Purchase Plan (the "Plans"), which would increase the maximum number of shares of Common Stock that may be purchased under both Plans from 200,000 to 500,000;

       NOW, THEREFORE, pursuant to Article IX of the Plan, Section 10.03 of the Plan is hereby amended by deleting such Section in its entirety and inserting in lieu thereof a new Section 10.03 to read as follows:

       "Section 10.03 Stock to be Sold. The Stock to be issued and sold under the Plan shall be authorized but unissued Stock. Except as provided in Section 11.01, the aggregate number of shares of Stock to be sold under the Plan will not exceed Five Hundred Thousand (500,000) shares, less the number of shares that are issued under the Amended and Restated Employee Stock Purchase Plan of the Company, as amended from time to time."

       This Amendment is limited as specified and shall not constitute a modification or amendment of any other provision of the Plan.

       Approved by the Board of Directors on February 6, 2003, and by the shareholders of the Company on May 15, 2003.

       IN WITNESS WHEREOF, the undersigned officer has duly executed this Amendment on or about June 6, 2003 with an effective date as of May 15, 2003.

                                        ATTESTED BY:


                                         /s/ Don T. Seaquist
                                        --------------------
                                        Don T. Seaquist
                                        Secretary